EXHIBIT 99.1

American Dental Partners, Inc.

201 Edgewater Drive, Suite 285

Wakefield, MA 01880

Phone: 781/224-0880                            Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and	Executive Vice President, Chief
	Chief Executive Officer	Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS

ANNOUNCES CHANGE TO BOARD OF DIRECTORS

WAKEFIELD, MASSACHUSETTS, October 5, 2004 - American Dental Partners, Inc. (NASDAQ: ADPI) announced today that Dr. Gregory T. Swenson resigned from the Company’s Board of Directors effective September 30, 2004.

Dr. Swenson, a co-founder of Park Dental, has served as both the president of Park Dental’s professional association, PDG, P.A., and its management company. Since the affiliation with American Dental Partners in November 1996, Dr. Swenson has also served as a member of the Company’s Board of Directors and has been an employee of the Company’s Minnesota management subsidiary. Dr. Swenson has now become a full-time employee of PDG, P.A., where he will continue to serve as its president, and he intends to continue helping guide the association through a transition of its leadership.

Dr. Swenson stated, “While I have enjoyed contributing my expertise to American Dental Partners during its early years of development, I now want to take a reduced role in the operations of the Company. I will now dedicate my efforts to working solely with PDG, P.A. and its many dentists.” Gregory A. Serrao, the Chairman of the Board and Chief Executive Officer of American Dental Partners said, “We want to thank Dr. Swenson for his nearly eight years of service to American Dental Partners. His expertise in group dental practice contributed greatly as American Dental Partners expanded to become one of the leading business partners to dental group practices in the nation.” Dr. John Gulon, a member of the Board of Directors of PDG, P.A., said, “The PDG, P.A. Board values Dr. Swenson’s guidance and looks forward to a continued strong relationship with American Dental Partners.”

Park Dental is a multi-disciplinary dental group practice with practice locations throughout the Minneapolis-St. Paul area. Park Dental was one of the first of two dental groups accredited by the Accreditation Association for Ambulatory Health Care (“AAAHC”) in 1979 and has been continually accredited since 1979. American Dental Partners is one of the nation’s leading business partners to dental groups. The Company is affiliated with 19 dental groups which have 176 dental facilities with approximately 1,554 operatories located in 17 states. Seven of the Company’s dental groups are accredited by the AAAHC.

Note: Some of the information in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions, among others, identify forward-looking statements. Forward-looking statements speak only as of the date the statement was made. Such forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied. Certain factors that might cause such a difference include, among others, the Company’s risks associated with overall or regional economic conditions, contracts its affiliated dental group practices have with third party payors and the impact of any terminations or potential terminations of such contracts, the cost of and access to capital, the fluctuations in labor markets, the Company’s acquisition and affiliation strategy, management of rapid growth, dependence upon affiliated dental group practices, dependence upon service agreements and government regulation of the dental industry. Additional risks, uncertainties and other factors are set forth in the “Risk Factors” section of the Company’s Registration Statement on Form S-4 (File No. 333-56941).